Amendment to Employment Agreement of Marc Zandman

     Amendment to Employment Agreement (this “Amendment”), made as of August 8, 2010 by and between Vishay Israel Ltd., a corporation organized under the laws of the State of Israel (“Vishay Israel”) and a wholly-owned subsidiary of Vishay Intertechnology, Inc., a Delaware corporation (“Vishay”), and MARC ZANDMAN (“Executive”) (collectively the “Parties”).

     WHEREAS, Executive has been employed by Vishay Israel pursuant to an Employment Agreement, made as of January 1, 2004, between the Parties (the “Employment Agreement”);

     WHEREAS, Section 8.5 of the Employment Agreement provides that Vishay Israel and Executive may amend the Employment Agreement by mutual agreement in writing; and

     WHEREAS, the Company and Executive desire to amend the Employment Agreement as set forth.

     NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Section 4.1 of the Employment Agreement is hereby amended to substitute “NIS 1,866,750” for “$219,000” in the first sentence of the section.

     2. Section 4.2 of the Employment Agreement is hereby amended to read as follows:

          “4.2 Bonus. Executive shall be eligible for an annual performance bonus, payable in cash on or before March 15 of the following year, subject to a range from 0% to 200% of Executive’s Base Salary at the commencement of the year and with a target of 50% of such Base Salary. The amount of such bonus shall be determined by the Board of Directors upon recommendation of the Compensation Committee of the Board of Directors, in consultation with the Chief Executive Officer of Vishay, and shall be based upon the achievement of such individual or company performance goals as recommended by the Chief Executive Officer and approved by the Compensation Committee.”

     3. The Employment Agreement is hereby amended to add the following new Sections 4.5 and 4.6 after Section 4.4 of the Employment Agreement:

          “4.5 Annual Equity Grant. Vishay granted Executive on March 18, 2010, 11,000 time-vested restricted stock units (“RSUs”) and 34,000 performance-based restricted stock units (“PBRSUs”), under the Vishay Intertechnology 2007 Stock Incentive Program (the “Stock Incentive Program”). Vishay Israel warrants that commencing on January 1, 2011 and on each January 1 thereafter during the Term, Vishay shall grant Executive an annual equity award under the Stock Incentive Program (or any successor plan or arrangement thereof) having a value approximately equal to 100% of Executive’s Base Salary on such date. Twenty-five percent of each such grant shall be in the form of RSUs, and 75% shall be in the form of PBRSUs. The fair market value of Common Stock as of January 1 of a year for purposes of determining the number of RSUs and PBRSUs to be granted shall be equal to the closing price of such stock on the New York Stock Exchange on the trading day immediately preceding such January 1. Subject to Executive’s continued employment with Vishay Israel, the RSUs and PBRSUs shall vest on January 1 of the third year following their grant, provided that, in the case of the PBRSUs, only to the extent the performance criteria applicable to the PBRSUs are realized. In the event of the termination of Executive’s employment with Vishay Israel by Vishay Israel without Cause, by Executive for Good Reason, for any reason other than Cause after Executive attains age 62, or as a result of his death or disability, the outstanding RSUs granted pursuant to this Section 4.5 shall immediately vest and the outstanding PBRSUs granted pursuant to this Section 4.5 shall vest on their normal vesting date to the extent the applicable performance criteria are realized. In the event of a Change in Control (as defined in the Stock Incentive Program), all of such outstanding RSUs and PBRSUs shall immediately vest.

          “4.6 Special Transaction Bonus. Vishay Israel shall pay, or shall cause Vishay to pay, Executive a $500,000 special transaction related cash bonus within 30 days after the consummation of the spin-off of Vishay Precision Group Inc. from Vishay.”

     4. Section 5.1 of the Employment Agreement is hereby amended to read as follows

          “5.1 Participation in Benefit Plans and Programs. During the Term, (a) Executive, together with his spouse and dependent children up to age 26, shall be entitled to participate in any and all medical insurance (including hospitalization, doctor visits, pharmaceutical, vision and dental coverage) to the maximum extent made available under plans maintained by the Company from time to time, and group health insurance, disability insurance, life insurance and retirement plans which are generally made available by Vishay and Vishay Israel to its senior executives, subject to the eligibility requirements and other provisions of such plans and programs; and (b) Vishay Israel shall pay for all premiums therefore and reimburse Executive for out-of-pocket expenses and co-payments incurred in connection with such plans.

     5. Section 6.2(b) of the Employment Agreement is amended by adding clause (v) as follows:

“(v) If Executive is under age 62 on the Date of Termination, continued eligibility for medical benefits under the Vishay Intertechnology, Inc. Welfare Plan (or any successor plan) until the earlier of (i) the third anniversary of the Date of Termination (after which Executive will be eligible for COBRA continuation coverage) and (ii) such time as Executive becomes eligible for coverage under the plan of another employer. The cost to Executive and the other terms of such coverage shall be the same as if Executive had not terminated employment.

     6. Section 6.2(c) of the Employment Agreement is amended to read as follows:

          “(c) Retirement. In the event Executive’s employment with Vishay Israel terminates for any reason other than Cause after Executive attains age 62, Executive shall be entitled to the following:

(i) The payments and benefits provided under Section 6.2(a) hereof.

(ii) At Executive’s (or his surviving spouse’s or child’s) election, either continued eligibility for medical benefits under a plan sponsored by Vishay or Vishay Israel for its senior executives or a reimbursement to Executive for privately obtained coverage, in either case for the life of Executive, his surviving spouse and his dependent children up to age 26. The annual cost to Vishay Israel, whether as reimbursement (including out of pocket expenses related to hospitalization, prescriptions, dental, and vision) or premium costs, shall not exceed $15,000 (or, if less, the amount Vishay Israel then pays for medical coverage for its senior executives), provided, however, that Executive, his surviving spouse and/or his dependent children up to age 26 shall be permitted to continue coverage and pay any cost in excess of such limit.

     7. The amendments to the Employment Agreement made by paragraphs 1 and 2 hereof shall be effective as of January 1, 2010. The amendment made by paragraph 3 hereof shall be effective as of March 18, 2010. The amendment made by paragraphs 4, 5 and 6 hereof shall be effective as of August 8, 2010.

     8. Except as set forth in this Amendment, all other terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect.

     9. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed on its behalf as of the date first above written.

VISHAY ISRAEL LTD.

By:	/s/ Ita Goldberg
Name: Ita Goldberg
Title: Vice President Human Resources

By:	/s/ Gil Weisler
Name: Gil Weisler
Title:

/s/ Marc Zandman
Marc Zandman